Exhibit 10.5

                            CCB Financial Corporation
            Plan for Severance Compensation after a Change in Control


Amendment I

Section 2.1(c) is amended to read:

               (c) "Compensation" of a Participant means the base monthly salary paid by an Employer as consideration for the Participant's services during the month preceeding the month in which the date as of which Compensation is to be determined occurs, plus (i) one-twelfth (1/12) of the Participant's "target" bonus under CCB's Executive Management Incentive Plan ("EMIP") for the year in which the date as of which Compensation is to be determined occurs and (ii) one-twelfth (1/12) of any cash compensation, other than base salary or a bonus under the EMIP, paid by an Employer to the Participant during the twelve month period ended with the month which immediately precedes the month in which the date as of which Compensation is to be determined occurs.


Approved by Board of Directors
April 27, 1999